Exhibit 99.1

Contact: Marie Castro (858) 842-3399

News Release

REMEC Completes Sale of Defense & Space Unit to Chelton

Microwave and Reclassification of its Common Stock

SAN DIEGO, CA — May 20, 2005 — REMEC, Inc. (NASDAQ: REMC) today announced that it has completed the sale of its Defense & Space subsidiary to Chelton Microwave Corporation for $260 million in cash, subject to certain post-closing adjustments and the assumption of certain liabilities by Chelton Microwave. The net sale proceeds to REMEC are expected to be approximately $253 million.

Chelton Microwave is a member of the Chelton Group of companies, which is part of Cobham plc, a publicly traded, U.K. aerospace and defense company. REMEC Defense & Space employs over 1,100 people developing and producing advanced microwave products for defense and avionics applications in missile, radar, electronic warfare, communication, navigation and identification systems. The current management team and all of the employees will transfer with the business, which will continue to be known and operate as REMEC Defense & Space. Operations will continue at the present facilities in San Diego, California; Richardson, Texas; and Tijuana, Mexico.

REMEC has also completed the reclassification of its common stock to allow the Company to distribute approximately $177 million to its shareholders by converting each share of its existing common stock into a fractional share of common stock and one share of redemption stock, which will be automatically redeemed by the Company. As a result of the reclassification and redemption, each holder of one share of REMEC common stock at the close of trading on the Nasdaq National Market on May 20, 2005 will be entitled to receive 0.446 of a share of common stock and $2.80 in cash. The common stock issued in the reclassification is expected to be trading on the Nasdaq National Market on May 23, 2005.

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Needham & Company, Inc. and Jefferies Quarterdeck, a division of Jefferies and Company, Inc., served as financial advisors to REMEC in this transaction.

About REMEC, Inc.

REMEC, Inc. is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks. REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s website at www.remec.com or call (858) 842-3000.

Forward-Looking Statements

Statements in this press release that are not historical are forward-looking statements, which involve known and unknown risks and uncertainties. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, competition, development factors, operating costs and other risks and uncertainties that are detailed from time to time in our filings with the Securities and Exchange Commission.

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